Exhibit 10.4

April 29, 2004

Mr. Michael Rowe

3100 Walnut Street

Manhattan Beach, California 90266

Re:          Your Employment Agreement with Activision, Inc.

dated April 1, 2002 (the “Employment Agreement”)

Dear Mike:

This letter confirms our agreement to amend the terms of the Employment Agreement in accordance with the provisions set forth below.  Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.

The specific amendments to the Employment Agreement are as follows:

1.               Paragraph 1 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“1.   Term

The term of your employment under this agreement shall commence on April 1, 2002 and expire on March 31, 2007, unless earlier terminated as provided below.”

2.               Paragraph 2(a) of the Employment Agreement is supplemented with the following sentence:

“Notwithstanding anything to the contrary set forth in this agreement, commencing effective as of April 1, 2004, your base salary shall be $350,000.

3.               Paragraph 2(d) of the Employment Agreement is deleted in its entirety and is replaced with the following:

“In addition to your base salary, you may be eligible to receive an annual discretionary bonus targeted at sixty percent (60%) of your annual base salary (pro-rated for the amount of time that you actually perform services for Employer during a particular fiscal year).  The amount of this bonus, if any, is within the sole and absolute discretion of the Employer’s Board of Directors (or the Compensation Committee of the Board of Directors).  Certain of the criteria that will be considered to evaluate your eligibility for a bonus is your achievement of specific objectives and/or your contribution to the success of the corporate goals and objectives.  Employer’s overall financial performance will also be considered in determining whether any bonus is awarded and, if so, the amount.  Discretionary bonuses, if granted, are generally paid to employees in May.  You must remain continuously employed by Employer through the date on which the discretionary bonus is paid to be eligible to receive a bonus.  Employer retains the right to modify, at any time, any and all of the criteria used to determine whether Employee is eligible for a bonus and, if so, the amount of any such bonus.”

Employer and you do hereby agree that the terms of that certain Memorandum dated July 23, 2002 as specifically relating to the reduction of your bonus level to 55% are hereby deemed no longer in effect.

4.               Paragraph 2(e) of the Employment Agreement is amended by adding the following provisions to the end of the sentence currently constituting such Paragraph:

“Without limiting the generality of the foregoing, in consideration for your execution of this letter, you were also granted, under Employer’s 2002 Executive Incentive Plan, options to purchase 135,000 shares of Employer’s common stock.  The options were issued on April 29, 2004 at an exercise price of $13.75 per share.  The options will vest as follows:  27,000 of such options will vest on April 1, 2005; 27,000 of such options will vest on April 1, 2006; and 81,000 of such options will vest on March 31, 2007.  The foregoing options will be governed in all other respects by Employer’s 2002 Executive Incentive Plan.”

Except as specifically set forth above, the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that are being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,

/s/ Ronald Doornink

Ron Doornink
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Michael Rowe
Michael Rowe